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                                                                OMB APPROVAL
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                                  UNITED STATES                 OMB Number:
                                                                3235-0058
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                                                             Expires: March 31,
                       SECURITIES AND EXCHANGE COMMISSION          2006
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                                                             Estimated average
                             WASHINGTON, D.C. 20549          burden  hours per
                                                             response. . .2.50
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                                                            SEC FILE NUMBER
                                   FORM 12B-25

                                                                1-15819

                                                            --------------------
                                                               CUSIP NUMBER

                                                                 0504X 207
                                                            --------------------

                           NOTIFICATION OF LATE FILING

(Check One): |X| Form 10-K Form 20-F Form 11-K Form 10-Q Form N-SAR Form N-CSR

                       For Period Ended: December 31, 2005

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                           For the Transition Period Ended: ___________________

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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION


Activeworlds Corp.
________________________________________________________________________________
Full Name of Registrant



________________________________________________________________________________
Former Name if Applicable



40 Wall Street, 58th Floor
________________________________________________________________________________
Address of Principal Executive Office
(Street and Number)



New York, NY 10005
________________________________________________________________________________
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |   (a)  The reasons described in reasonable detail in Part III of this
      |        form could not be eliminated without unreasonable effort or
      |        expense;
      |
      |   (b)  The subject annual report, semi-annual report, transition report
      |        on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof,
      |        will be filed on or before the fifteenth calendar day following
  |X| |        the prescribed due date; or the subject quarterly report or
      |        transition report on Form 10-Q, or portion thereof will be filed
      |        on or before the fifth; and
      |
      |   (c)  The accountant's statement or other exhibit required by Rule
      |        12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

         As previously disclosed, the registrant is inactive. Accordingly, it has been required to rely upon outside consultants to assist in the preparation of this report. For this reason, a short delay is required.

PART IV-- OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

               Sean Deson              (212)                 509-1700
        --------------------       ------------        -------------------
               (Name)               (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                               |X| Yes   [ ] No


 If answer is no,identify report(s).
______________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                  |X| Yes   [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
================================================================================

         Our operating loss for 2005 increased to $652,148 from $133,319 in 2004 primarily due to $615,000 of a non-cash charge for the 750,000 warrants issued in December 2004 to a company controlled by our principal stockholder.


                               Activeworlds Corp.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)


     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April  3, 2006                              By: /s/ Sean Deson
                                                       Sean Deson
                                                       President


-----------------------------------ATTENTION------------------------------------
INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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